Exhibit 10.20

TAKEOVER AGREEMENT

This Takeover Agreement (“Agreement”) is made and entered into, by and between Hornbeck Offshore Services, LLC (“Obligee”), on the one hand, and Fidelity & Deposit Company of Maryland and Zurich American Insurance Company (collectively, the “Surety”), on the other hand.

WITNESSETH:

WHEREAS, Gulf Island Shipyards, LLC (“Principal”) and Obligee are parties to a Vessel Construction Agreement (collectively with the drawings, specifications, all fully- executed amendments, and all fully-executed change orders thereto, the “Hull 369 Contract”) pertaining to the construction of one Multi-Purpose Supply Vessel known as Hull No. 369 (“Hull 369”).

WHEREAS, Principal and Obligee are parties to a Vessel Construction Agreement (collectively with the drawings, specifications, all fully-executed amendments, and all fully-executed change orders thereto, the “Hull 370 Contract,” and collectively with the Hull 369 Contract, the “Bonded Contracts”) pertaining to the construction of one Multi-Purpose Supply Vessel known as Hull No. 370 (“Hull 370,” and collectively with Hull 369, the “Vessels”).

WHEREAS, Principal and Surety issued two performance bonds, Nos. PRF9191876 and PRF 9191877 (collectively, the “Bonds”), as principal and surety, respectively, pertaining to the Bonded Contracts and the Vessels.

WHEREAS, Principal has been declared by Obligee to be in default of the Bonded Contracts, and Obligee has terminated Principal’s right to complete the Vessels.

WHEREAS, Obligee has demanded that Surety perform under the Bonds.

WHEREAS, pursuant to the Bonds, Surety is exercising its election under Paragraph 1 of the Bonds to complete or to procure the completion of the Bonded Contracts, provided that Obligee will fund up to the remaining Bonded Contract funds, which the parties agree is in the sum of $23,860,266 for the Hull 369 Contract and $29,957,715 for the Hull 370 Contract, all as further provided in this Agreement.

NOW, THEREFORE, in consideration of the premises, other good and valuable considerations, and the mutual covenants set forth herein, the receipt and sufficiency of all of which are hereby acknowledged, the parties hereto agree as follows:

1. COMPLETION OF VESSELS. Surety shall complete each of the Bonded Contracts and Obligee shall perform all of its obligations under the Bonded Contracts, all in accordance with the terms and conditions of the Bonded Contracts, except as expressly modified by this Agreement. Surety shall have all rights against Obligee that Principal had under the Bonded Contracts, and Obligee shall have all rights against Surety as Obligee had against Principal under the Bonded Contracts, except as expressly modified by this Agreement.

2. COMPLETING SHIPYARD. In discharging its obligations under Paragraph 1 of this Agreement, the Surety may only select as a completing shipyard (“Completing Shipyard”): (a) Eastern Shipbuilding Group, Inc., or any of its subsidiaries or affiliates; (b) Bollinger Shipyards, Inc., or any of its subsidiaries or affiliates; and/or (c) another shipyard mutually agreed to in writing by Obligee and Surety, both of whose consent shall not be unreasonably withheld.

3. COMPLETION CONTRACT. Surety shall enter into separate contracts with Completing Shipyard to construct the Vessels in accordance with the Bonded Contracts (“Completion Contracts”). Obligee agrees that Surety shall be allowed to negotiate the terms and conditions of the Completion Contracts with Completing Shipyard, with terms and conditions that are satisfactory to Surety in Surety’s sole discretion; provided, however, that such Completion Contract shall incorporate or include in all material respects the Specifications, the Construction Drawings, Changes in the Work (Article 9), Warranty (Article 11) and Article 17 (Inspection, Access, Tests and Official Certificates) in the Bonded Contracts. It is expressly understood that Completing Shipyard’s warranty obligations shall be limited to the work performed by Completing Shipyard; however, Surety shall remain responsible for all warranty obligations per the terms of the Bonded Contracts.

4. SURETY’S ON-SITE REPRESENTATIVE. Surety may designate in writing an agent and representative (“Surety’s On-Site Representative”) during the construction of the Vessels that is mutually agreeable to the Parties. From the date of this Agreement through delivery of both Vessels, Obligee shall have the right to deal directly with the Surety’s On-Site Representative, with the exception that the Surety’s On-Site Representative shall not be authorized, without Surety’s prior written approval, to execute or enter into any change orders or extensions or reductions of time, relating to any work within the scope of the Bonded Contracts.

5. SCOPE OF WORK. Surety’s obligations to complete the Vessels shall include all obligations of the Principal under the Bonded Contracts including, without limit (a) to cure all defaults thereunder, except for default for delay, which shall be waived subject to the new delivery dates set forth below; (b) all design, engineering, construction integrating, commissioning and testing obligations of Principal under the Bonded Contracts; (c) all costs to store the Vessels, including all related equipment and inventory, through the date of delivery of each of the Vessels, except for Owner Furnished Items and the Crane, as those terms are defined in the Bonded Contracts; (d) all costs of transporting to Completing Shipyard the Vessels, including all related equipment and inventory except for Owner Furnished Items and the Crane, as well as all insurance costs and deductibles incident to storage and transport and all inspections, surveys and approvals associated with the storage and/or transportation of the Vessels to a Completion Yard; (e) all warranty obligations required under Article 11 of the Bonded Contracts and the Specifications of the Bonded Contract; (f) repair of all damage to the Vessels resulting from Hurricane Ida or all other causes; and (g) the purchase and the acquisition of an electrical engineering package from an agreed upon vendor and/or the Completing Shipyard. Obligee agrees that Ockerman Automation Consulting, Inc. shall be an approved vendor. For avoidance of doubt, Surety shall not be responsible for any obligations or costs related to changes to the Remaining Work requested by the Obligee after the date of this Agreement, and Article 9 of the Bonded Contracts shall remain in full force and effect.

6. HULL 369 CONTRACT SUM. The parties acknowledge that, as of the date of this Agreement, the Hull 369 Contract sum is $90,704,962. As of the date of this Agreement, Obligee has paid Principal the amount of $66,844,696 in connection with the Hull 369 Contract. The parties hereto acknowledge that the remaining Hull 369 Contract balance available for completion of Hull 369 is in the amount of $23,860,266, subject to further increases or decreases that may be agreed to by the Parties after the date of this Agreement in accordance with the provisions of the Hull 369 Contract.

7. HULL 370 CON TRACT SUM. The parties acknowledge that, as of the date of this Agreement, the Hull 370 Contract sum is $87,385,597. As of the date of this Agreement, Obligee has paid Principal the amount of $57,427,882 in connection with the Hull 370 Contract. The parties hereto acknowledge that the remaining Hull 370 Contract balance available for completion of Hull 370 is in the amount of $29,957,715, subject to further increases or decreases that may be agreed to by the Parties after the date of this Agreement in accordance with the provisions of the Hull 370 Contract.

8. PARTIES’ PAYMENT OBLIGATIONS. Obligee and Surety agree to pay Completing Shipyard directly for the work performed by Completing Shipyard under the Completion Contracts as follows: (a) Obligee and Surety shall each fund 50% of Completing Shipyard’s approved payment applications relating to the Remaining Work for each of the Vessels, until a total of (1) $47,720,532 has collectively been paid to Completing Shipyard in connection with Hull 369, excluding insurance proceeds related to Hurricane Ida repairs; and (2) $59,915,430 has collectively been paid to Completing Shipyard in connection with Hull 370, excluding insurance proceeds related to Hurricane Ida repairs; (b) Surety shall fund all payment applications of Completing Shipyard, in excess of the funding contemplated in Section (a) of this Paragraph, related to the work described in Sections 5(a) through 5(g) of this Agreement; and (c) Obligee shall have no obligation to fund any further amounts except that Obligee shall fund any change order or extra work agreed to by the parties or ordered by Obligee after the date of this Agreement that results in an increase in the Contract Sum; and (d) Obligee and Surety shall make payment to Completing Shipyard within 15 days of Surety’s written approval of Completing Shipyard’s applications for payment. If Obligee does not timely pay the Completing Shipyard any amounts Obligee owes to Completing Shipyard under Sections (a) or (c) of this Paragraph, in addition to the remedies available under the Bonded Contracts, Surety shall be granted a day-for-day time extension to complete the Vessels until Obligee has fully satisfied its payment obligations. If Surety does not approve and fund the Completing Shipyard’s application for payment, the Surety shall indemnify and hold harmless Obligee against all liens, privileges or other rights asserted against the Vessels by the Completing Shipyard or any of its suppliers or vendors. If Obligee does not approve and fund the Completing Shipyard’s application for payment, the Obligee shall indemnify and hold harmless Surety against all liens, privileges or other rights asserted against the Vessels by the Completing Shipyard or any of its suppliers or vendors. If either of the Vessels are delivered without Obligee having fully expended the Bonded Contract funds associated with that Vessel, Obligee shall not be obligated to pay Surety any remaining Bonded Contract funds related to that Vessel.

9. TIME OF DELIVERY. Surety shall have 60 days from execution of this Agreement to enter into the Completion Contracts. The Completion Contracts shall contain a delivery date no later than March 1, 2025 for one of the Vessels and June 1,2025 for the other Vessel. Obligee agrees to extend both the “Delivery Date” and “Extended Delivery Date” under one of the Bonded Contracts until March 1, 2025 and the other until June 1, 2025. The foregoing Delivery Dates and Extended Delivery Dates shall be further extended day-for-day for each day between the date of this Agreement and the date of the Completion Contracts, but in no event more than 60 days unless agreed to in writing by Obligee and Surety. Surety shall have the option to select which Bonded Contract (Hull 369 Contract or Hull 370 Contract) shall be subject to each of the foregoing extensions. Obligee expressly waives any right to delay damages, including liquidated damages, through the new Delivery Date and Extended Delivery Date. Surety shall be entitled to extensions of the Delivery Date and Extended Delivery Date for any qualifying occurrences after the date of this Agreement, including but not limited to force majeure events under Article 7 of the Bonded Contracts and changes to the work under Article 9 of the Bonded Contracts. Liquidated Damages as provided for in the Bonded Contracts shall apply for deliveries that occur after the new Delivery Date and/or Extended Delivery Date.

10. NOTICES. All notices, requests, demands, or other communication required under the Bonded Contracts will be in writing and either delivered personally, sent by regularly scheduled overnight air courier service, or postage pre-paid certified mail, return receipt requested, to the following addressees:

to Obligee:	Hornbeck Offshore Services, LLC Attn: General Counsel 103 Northpark Blvd., Suite 300 Covington, LA 70433

to Surety:	Fidelity & Deposit Company of Maryland Zurich American Insurance Company Attn: James Hamel P.O. Box 968036 Schaumburg, IL 60196

with copy to:	Manier & Herod Attn: John M. Gillum 1201 Demonbreun Street, Suite 900 Nashville, TN 37203

11. Release of Liens, Privileges and Security Interests. All of the Principal’s liens, privileges and security interests, including UCC-l liens, shall be cancelled and/or released and Surety shall defend and hold harmless Obligee against the assertion of any such lien, privilege or security interest asserted by Principal or any successor or assignee of the Principal including any Debtor in Possession or Trustee appointed in a case arising under Title 11 of the United States Code. Surety shall further defend and hold harmless the Obligee against any claim for fraudulent conveyance, turn-over or preference asserted by Principal or any successor or assignee of the Principal including a Debtor in Possession or Trustee appointed in a case arising under Title 11 of the United States Code.

12. MISCELLANEOUS PROVISIONS. The parties further agree as follows:

(a) this Agreement contains the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and may not be modified or amended except in writing and signed by the party sought to be charged with said modification or amendment;

(b) this Agreement, its interpretation, and enforcement shall be governed by the laws of the State of Louisiana;

(c) the dispute resolution provisions, including but not limited to all arbitration and forum selection provisions, contained in Article 25 of the Bonded Contracts shall apply and are hereby incorporated by reference into this Agreement;

(d) the parties and their signatories hereto warrant that each has the power and authority to execute this Agreement; and

(e) this Agreement may be signed in counterparts and transmitted by email, which the parties agree shall constitute an original document.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates and in the capacities as indicated hereinafter.

Hornbeck Offshore Services, LLC

By:	/s/ Todd M. Hornbeck
Title:	CEO
Date:	10/3/2023

Fidelity & Deposit Company of Maryland

By:	/s/ James M. Hamel
Title:	AVP & Team Manager
Date:	10/3/2023

Zurich American Insurance Company

By:	/s/ James M. Hamel
Title:	AVP & Team Manager
Date:	10/3/2023

Signature page to Takeover Agreement